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                                                   [METAL MANAGEMENT, INC. LOGO]


                                                                    EXHIBIT 99.1


                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET o SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com
                                              NASDAQ:  MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700

rlarry@mtlm.com

FOR IMMEDIATE RELEASE
SEPTEMBER 3, 2004


METAL MANAGEMENT ANNOUNCES RESIGNATION OF MICHAEL W. TRYON

CHICAGO, IL - SEPTEMBER 3, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, announced that Michael
W. Tryon has resigned from the positions of President and Chief Operating Officer. Mr. Tryon has served in his executive capacity with the Company since September 1999. Daniel W. Dienst, Chairman and Chief Executive Officer, will assume the position of President effective immediately.

Daniel W. Dienst noted, "Mike Tryon has been a valued member of our management team and we wish him well as he pursues a new business opportunity outside of the metals industry. Our decentralized structure will allow us to eliminate the position of Chief Operating Officer and to flatten the reporting structure. Mike has done a great job integrating our businesses and the time was right for both him and the Company to make this transition."

Michael W. Tryon stated, "I have enjoyed my tenure with Metal Management immensely and wish the Company continued success. The talent throughout this Company is outstanding and I am proud of our accomplishments at Metal Management. I will follow with keen interest the Metal Management story in the years to come as it redefines the metals recycling industry."

About Metal Management, Inc.


Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2004, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and underfunded defined benefit pension plans.